Exhibit 99.1

Virginia Financial Group, Inc. Declares Cash Dividend

CHARLOTTESVILLE, Va., Jan. 31 /PRNewswire-FirstCall/ — Virginia Financial Group, Inc. (Nasdaq: VFGI), announced today that the Board of Directors has approved the payment on February 29, 2008 of a quarterly cash dividend in the amount of $0.16 per share to shareholders of record on February 9, 2008. The payment represents an annual yield to shareholders of approximately 4.1 percent based on the stock's recent trading price, and matches the last quarterly dividend paid on November 26, 2007.

Virginia Financial Group, Inc. (VFG) is one of the largest publicly held commercial bank holding companies based in Virginia, with over $1.5 billion in assets. The Company is a traditional community banking provider, offering a full range of business and consumer banking services including trust and asset management service via its trust company affiliate. Through the activities of its affiliates, Planters Bank and Trust Company of Virginia, Second Bank & Trust of Fredericksburg and Virginia Commonwealth Trust Company of Culpeper, VFG operates 35 full-service branches and 2 loan production offices.

Pending Merger of Equals with FNB Corporation

As previously announced, FNB and VFG have entered an agreement and plan of reorganization pursuant to which the two companies will combine in a merger of equals transaction, to create the largest independent bank holding company headquartered in Virginia. The merger has received approval from the Federal Reserve Board and Virginia State Corporation Commission. FNB and VFG have each scheduled special meetings on February 12, 2008 for shareholders of FNB and VFG to approve the merger. In the meantime, merger integration teams from FNB and VFG are making significant progress toward the combination and integration of the two companies. The companies expect the merger to be completed during the first quarter of 2008.

Additional Information About The Merger and Where to Find It

In connection with the proposed merger, VFG filed with the Securities and Exchange Commission (the “SEC”) a registration statement on Form S-4 that was declared effective by the SEC on December 28, 2007. The registration statement includes a joint proxy statement/prospectus, which was first mailed to shareholders of VFG and FNB on or about January 3, 2008.

We urge investors and other shareholders to read the joint proxy statement/prospectus and any other relevant documents filed by either party with the SEC because they contain important information about the companies and the proposed transaction.

Investors and shareholders may obtain the joint proxy statement/prospectus and other documents filed with the SEC by FNB and VFG free of charge through the website maintained by the SEC at http://www.sec.gov. Free copies of these documents also may be obtained by directing a request to Virginia Financial Group, Inc., 590 Peter Jefferson Pkwy. Suite 250 Charlottesville, Virginia 22911, Attention: Investor Relations (telephone: (434) 964-2211) or by accessing VFG's website at http://www.vfgi.net under “SEC Filings and Other Documents.”

The information on VFG's website is not, and shall not be deemed to be, a part of this release or incorporated into other filings VFG makes with the SEC.

VFG and FNB and their directors, certain of their executive officers, and the members of FNB Shareholders for Progress are participants in the solicitation of proxies from the shareholders of VFG and/or FNB, respectively, in connection with the merger. Information about the directors and executive officers of VFG is contained in the proxy statement for VFG’s 2007 annual meeting of shareholders filed with the SEC on March 28, 2007. Information about the directors and executive officers of FNB is contained in the proxy statement for FNB’s 2007 annual meeting of shareholders filed with the SEC on March 30, 2007. Information about the members of FNB Shareholders for Progress is contained in Annex F to the joint proxy statement/prospectus. Additional information regarding these participants in the proxy solicitation and their direct and indirect interests, by security holdings or otherwise, is contained in the joint proxy statement/prospectus and other relevant materials filed with the SEC.